EXHIBIT 10.4

EMPLOYMENT AGREEMENT (George R. Koo)

This Employment Agreement is effective July 1, 2007, by and between Mining Oil, Inc., a Texas corporation, with its principal place of business at 1001 Fannin, Suite 270, Houston, Texas (hereinafter referred to as the “Company”), and George R. Koo (hereinafter referred to as “Employee”), who’s business address is 1001 Fannin, Suite 270, Houston, Texas, 77002.

In consideration of the Company’s employment of Employee, and in consideration of the mutual promises in this Agreement and the following covenants and conditions, and other good and valuable consideration, the parties hereto agree as follows:

1. SUPERSEDING AGREEMENT. This Agreement supersedes any and all other employment agreements, written or oral, between the Company and Employee.

2. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment for the term, at the salary, benefits and other consideration, and on the conditions specified in this Agreement and as prescribed by the Company’s policies.

3. DUTIES AND RESPONSIBILITIES.

A.	Employee agrees to perform the duties established and designated by the Board and executive officers of the Company to the Employee’s best ability, together with such functions as are customarily performed by employees of a company in Texas with a similar position. The duties of Employee may, from time to time, be modified and established by the Board of Directors and management of the Company during the term of this Agreement.

B.	Employee shall conform to the rules, regulations, instructions, personnel practices and policies of the Company now in force or any changes that hereafter may be adopted from time to time by the Company.

4. TERM OF EMPLOYMENT; EFFECTIVE DATE

B.	This Agreement shall be effective as of, and the effective date of this Agreement shall be, July 1, 2007.

C.	The term of this Agreement shall expire eighteen months from July 1, 2007 at midnight on December 31, 2008, unless renewed or unless sooner terminated in accordance with the terms and provisions herein. This Agreement automatically renews annually without notice or further action, beginning January 1, 2009, unless terminated as provided herein. Except only for a termination for Cause as defined below, if either the Company or the Employee decides at any time to terminate this Agreement, the terminating party shall give the other party ninety (90) days written notice prior to the termination date, and within sixty (60) days after the termination date the Company shall pay to Employee the balance of Employee’s annual salary due under the applicable term, plus a severance payment equal to twelve months additional salary. In the event this Agreement is terminated pursuant to this section, all warrants previously issued to Employee shall become vested and Employee shall have the right to exercise the warrant as to all the warrant shares not then previously exercised. Additionally if this Agreement is terminated pursuant to this section then the Employee shall be entitled to all other rights and payments more fully described below under Sections 7(B)(a)(b)(c) and (d) relating to severance, benefits, warrants, bonus and stock incentives.

D.	In the event of the death of Employee this Agreement shall automatically be terminated. In the event employee is disabled during the term of this Agreement, this Agreement may, at the option of the Company (exercisable by written notice to Employee or Employee’s legal representative) be terminated at any time after ninety (90) days following the occurrence or onset of such disability. Employee shall only be deemed “disabled” or under a “disability” if due to illness or injury, Employee is rendered wholly unable to perform his duties under this Agreement for ninety (90) consecutive days or more. Within sixty (60) days after any termination under this section the Company shall pay to Employee the balance of Employee’s annual salary due under the applicable term, plus a severance payment equal to twelve months additional salary. In the event this Agreement is terminated pursuant to this section, all warrants previously issued to Employee shall become vested and Employee shall have the right to exercise the warrant as to all the warrant shares not then previously exercised. Additionally if this Agreement is terminated pursuant to this section then the Employee shall be entitled to all other rights and payments more fully described below under Sections 7(B)(a)(b)(c) and (d) relating to severance, benefits, warrants, bonus and stock incentives.

5. COMPENSATION OF EMPLOYEE.

During the term of this Agreement, Employee shall be entitled to a base monthly salary payable in arrears as follows:

A.	Salary: For calendar year 2007, Employee accrued $10,000.00 of salary compensation. It is anticipated that Employee will receive a future salary once the Company’s capitalization plans can accommodate one. The exact terms of such salary will be determined by the Company’s Board of Directors at that time. Monthly payments will be provided plus warrants, options and discretionary bonuses as may be set by the Board. The Company shall be entitled to make increases to the base monthly salary as decided by the Board in its sole discretion. The Company shall be entitled to make all payroll deductions from salary, bonuses and commissions as are required by law or otherwise apply uniformly to employees of the Company.

B.	Bonuses and Incentives: Employee shall receive bonuses based on the performance of the Company and Employee as decided by the Board in its sole discretion.

C.	Certain Other Benefits: During the term of this Agreement, Employee shall be entitled to the following additional benefits:

a.	Employee shall be included in such hospital, surgical, medical and dental benefit plans, group term life insurance plans, and pension, profit-sharing and/or retirement plans as are from time to time maintained by the Company (to the extent maintained) at the same level of contributions or benefits (as the case may be) as other employees of the Company similar in rank to Employee.

b.	Employee shall be reimbursed for reasonable and necessary business expenses in accordance with such policies for approval and/or reimbursement as are from time to time established by the Company and uniformly applied to employees of the Company similar in rank to Employee; provided, however, that the Company may refuse to reimburse Employee for expenses for which Employee cannot or does not provide an accounting or documentation which states the amount of expenditure, the date, place, and essential character of the expenditure, the business reason for the expenditure and/or the nature of the business derived or expected to be derived as a result of the expenditure. The Company shall determine, in its sole discretion, those expenditures which constitute “reasonable business expenses.”

c.	Employee shall receive warrants to purchase common stock of the Company as shall be determined by the Company’s Board of Directors;

d.	Employee shall be entitled to such annual vacation with pay as shall be established by the Company’s Board of Directors.

e.	Employee shall be entitled to such other benefits as are then customarily furnished to other executive officers and key employees of the Company similar in rank to Employee, including but not limited to 401K Plans, stock bonus plans and incentive stock plans.

7. TERMINATION

A.	Termination with Cause. The Company may only terminate the employment of Employee for Cause. “Cause” for termination by the Company shall be limited to the following:

a.	A pattern of repeated, continual failure to perform assigned duties, and then only after receiving from the Board of Directors written notification describing such failure and following a reasonable cure period of not less than thirty (30) days;

b.	Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any thereof;

c.	Theft, embezzlement, or conversion of Company funds or confidential information; or

d.	Drug, alcohol or other substance abuse.

Excepting only termination for theft or embezzlement, in the event the Company terminates the Employee for Cause, the Company shall nevertheless pay to Employee the balance of Employee’s annual salary due under the applicable term, plus a severance payment equal to twelve months additional salary, and all other rights and payments more fully described below under Sections 7(B)(a)(b)(c) and (d) relating to severance, benefits, warrants, bonus and stock incentives. If the Company terminates this Agreement “for Cause”, and it is later determined by a court of competent jurisdiction that the facts made the basis of such termination were not sufficient to justify a termination “for Cause”, then the damages received by Employee in any lawsuit to enforce his rights under this Agreement shall be trebled.

B.	Termination without Cause. This Agreement is not terminable at will, and the Company may not terminate the employment of the Employee without Cause. Furthermore, the Company is deemed to have terminated the Employee without Cause upon the following: (i) any Change of Control of the Company, as defined in the Amended and Restated Certificate of Incorporation or Bylaws of the Company, or any amendments thereto, and/or (ii) any appointment of a new Chief Executive Officer by the Company other than Clayton Van Levy. Neither a change of control nor the appointment of a new CEO shall be grounds for treble damages however. In the event Employee is terminated without cause, in addition to any other rights stated in this Agreement Employee shall be entitled to:

a.	Severance. Employee shall be entitled to receive the balance of Employee’s annual salary due under the applicable term, plus a severance payment equal to twelve months additional salary, all payable within sixty (60) days of the termination date.

b.	Benefits. Employee shall be entitled to continue participation in employee health and other benefit programs at levels consistent with those in place at the time of termination for an additional year from termination. The cost of these other benefits shall be paid by Employee and the Company consistent with the then current practices at the time of termination.

c.	Warrant Vesting Acceleration. All warrants previously issued to Employee but unexercised shall become vested immediately upon termination, and Employee shall immediately have the right to exercise the warrant as to all warrant shares not then previously exercised.

d.	Stock Incentive and Bonus Plans. All of Employee’s rights existing under any stock incentive or bonus plans at the time of termination shall vest immediately, and shall be valued in such manner as is stated in such incentive or bonus plans.

8. ASSIGNMENT OF AGREEMENT. The Company may assign this Agreement (and this Agreement shall be deemed assigned) without the consent of the Employee in connection with any merger of the Company with or into any other institution or entity; any other assignment of this Agreement by the Company may be made only with the written consent of Employee; in the event of any such assignment, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable by or against the successors and assigns of the Company.

9. NOTICE. Any notice given under this Agreement to either party shall be given in writing. Any such notice shall be deemed to be given when mailed to any such party by registered or certified mail, postage prepaid, addressed to such party at the respective addresses set out above, or at such other addresses as either party may hereafter designate (by written notice provided in accordance with this paragraph) as its address for purposes of notice hereunder.

10. WAVIER OF BREACH. The wavier by either party of a breach of any provision(s) of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision(s) of this Agreement.

11. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. No affirmation, representation, covenant or agreement not expressed herein shall be binding on either party.

12. AMENDMENT. This Agreement may be changed, modified or amended at any time and in any respect by the agreement of the parties hereto without the consent of any other person; provided, however, that no change, modification or amendment shall be binding unless same shall have been reduced to a writing and signed by the party against whom enforcement of the change, modification or amendment is sought.

13. APPLICABLE LAW. The parties intend and agree that the laws of the State of Texas hereunder shall govern the terms and provisions of this Agreement and the performance of the parties. Venue is proper in the courts of Harris County, Texas.

14. SEVERABILITY. In the event that any portion(s) of this Agreement is declared to be invalid or illegal by final judgment of any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect notwithstanding the invalidity or illegality of the other portion(s).

15. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which, together, shall constitute one and the same instrument.

EXECUTED at Houston, Texas on this 31st day of March, 2008, but with an effective date of July 1, 2007, as set forth herein.

MINING OIL, INC.		EMPLOYEE:

By:	/s/ Chris A. Stacy	/s/ George R. Koo
Name/title:	Chris A. Stacy, Executive Vice President	George R. Koo